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                                                                    Exhibit 23.3

The Board of Directors
Technology Builders, Inc.

We consent to the inclusion of our report dated April 28, 2000, with respect to the consolidated balance sheet of Technology Builders, Inc. and subsidiary as of February 29, 2000, and the related consolidated statements of operations, stockholders' equity (capital deficiency), and cash flows for the year then ended, which report appears in the Form 8-K/A of Starbase Corporation dated May 7, 2001.



/s/ KPMG LLP


Atlanta, Georgia
May 4, 2001